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EXHIBIT 99.1

AMERICA FIRST
MORTGAGE INVESTMENTS, INC.
399 PARK AVENUE
NEW YORK, NEW YORK 10022
TELEPHONE (212) 935-8760

PRESS RELEASE	FOR IMMEDIATE RELEASE
NOVEMBER 1, 2001	NEW YORK METRO
CONTACT: Ronald Freydberg	NYSE: MFA
(212) 935-8760
www.mfa-reit.com

AMERICA FIRST MORTGAGE INVESTMENTS, INC.
PRICES $64 MILLION EQUITY OFFERING

    (New York)—November 1, 2001—America First Mortgage Investments, Inc. (NYSE: MFA) announced today that it priced a public offering of 8,000,000 shares of its common stock at $8.00 per share. The lead underwriter was Friedman, Billings, Ramsey & Co., Inc. and the co-managers were Tucker Anthony Sutro Capital Markets and Stifel, Nicolaus and Company, Inc.

    The net proceeds to the Company (after deducting estimated expenses) are expected to be approximately $59.7 million. The company has granted the underwriters an option, exercisable for 30 days, to purchase up to 1,200,000 additional shares of common stock to cover over-allotments.

    Stewart Zimmerman, President and Chief Executive Officer of the Company said, "I am extremely pleased at the success of this offering despite the current stock market environment. We look forward to using the new equity capital to expand on the success we have enjoyed during the past three years."

    America First Mortgage Investments, Inc. is a mortgage Real Estate Investment Trust that owns, manages, and finances a portfolio of adjustable rate mortgage-backed securities.

    This news release, and our public documents to which we refer, contain or incorporate by reference certain forward-looking statements. When used, statements which are not historical in nature, including the words "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties, including, among other things: business conditions and the general economy, especially as they affect interest rates; federal, state, and local regulatory environments; an increase in the prepayment rate on the loans that back our mortgage-backed securities; the inability to borrow at favorable rates; and the inability to maintain our REIT qualification. Other risks, uncertainties and factors that could cause our actual results to differ materially from those projected are detailed in the Prospectus relating to this offering and in the periodic reports filed by us with the Securities and Exchange Commission, including Forms 10-K and 10-Q. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

    This news release shall not constitute an offer to sell or a solicitation of an offer to buy any securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such state or jurisdiction. A copy of the Prospectus relating to this offering may be obtained from Friedman, Billings, Ramsey & Co., Inc. 1001 19th St. North, Arlington, VA, 22209, Attention: Prospectus Department, Tel: 703-312-9588.

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AMERICA FIRST MORTGAGE INVESTMENTS, INC. PRICES $64 MILLION EQUITY OFFERING